Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Linda Flynn, (212) 235-2191
Linda.Flynn@tphs.com

Trinity Place Holdings Inc. Announces

$70 Million Strategic Investment

Board Authorizes Stock Repurchase Program

NEW YORK, NY (December 20, 2019). Trinity Place Holdings Inc. (the “Company” or “TPHS”) (NYSE American: TPHS) announced today a strategic investment by a global institutional investment management firm through a $70 million multiple draw secured term loan facility, subject to increase to $95 million in certain circumstances with the consent of the lender.

The Company expects to use the net proceeds from the loan to invest in multi-family apartment buildings in the greater New York area and other properties that meet specified criteria, as well as in connection with certain property recapitalizations and for working capital and other general corporate purposes.

Matthew Messinger, President and CEO of TPHS, noted, “We are excited about this sizable investment commitment, which furthers our objective to continue to grow our residential platform and portfolio and to invest in other special opportunities in our targeted prime New York Metropolitan area neighborhoods. We believe this support enhances TPHS' ability to nimbly capitalize on unique investment and relationship opportunities, allowing further value creation for our stakeholders.”

The loan bears interest in cash and in kind, and matures on December 19, 2024, subject to extension under certain circumstances. The loan was not drawn at closing.

In connection with the loan, the Company issued the lender ten-year detachable warrants to purchase 7,179,000 shares of common stock with an exercise price of $6.50 per share.

Palladian Realty Capital LLC acted as financial advisor to the Company in connection with the investment transaction described above.

Stock Repurchase Program

The Company also announced today that its board of directors has approved a stock repurchase program under which it is authorized to acquire up to $5.0 million of its common stock. Repurchases under the stock repurchase program may be made through open market or privately negotiated transactions at times and on such terms and in such amounts as management deems appropriate, subject to market conditions, regulatory requirements and other factors. The program does not obligate the Company to repurchase any particular amount of common stock, and may be suspended or discontinued at any time without notice. Shares repurchases under the program will be made using cash on hand and from the net proceeds from the loan and are expected to be held as treasury shares.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, or shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Trinity Place Holdings Inc.

Trinity Place Holdings Inc. is a real estate holding, investment and asset management company. The business of TPHS is primarily to own, invest in, manage, develop and/or redevelop real estate assets and/or real estate related securities. Currently, the principal asset of TPHS is a property located at 77 Greenwich Street (aka 28-42 Trinity Place) in Lower Manhattan, and one of Lower Manhattan’s premier development sites. The Company also owns two apartment buildings in Brooklyn, including one through a joint venture, and a retail box in Paramus, New Jersey. TPHS also has an additional apartment building in Brooklyn under contract through a new joint venture. TPHS intellectual property includes rights related to the Filene's Basement trademarks. In addition, TPHS also has approximately $245.4 million of Federal net operating losses. The Company’s shares of common stock are listed for trading on the NYSE American under the symbol TPHS. Certain of its current assets are the legacy of Syms Corp. and Filene’s Basement holdings as a result of those companies having emerged from Chapter 11 bankruptcy under a plan of reorganization in September 2012. More information on TPHS can be found at www.trinityplaceholdings.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements.  Among those risks and uncertainties are risks that the Company may not achieve the benefits contemplated by the strategic investment and the related transactions, prepayment of the loan is subject to a premium, the availability of attractive investments, significant changes in the price and availability of the Company’s common stock, general economic conditions, as well as those within the Company’s industry and geographic location, and other factors identified in its Annual Report on Form 10-K for the year ended December 31, 2018, as well as its subsequent filings with the Securities and Exchange Commission, including the current report on Form 8-K filed contemporaneously herewith.  The forward-looking statements contained herein speak only as of the date hereof, and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.